                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                               MESA OFFSHORE TRUST
                                (Name of Issuer)

                          Units of Beneficial Interest
                         (Title of Class of Securities)

                                    590650107
                                 (CUSIP Number)

                               Charles A. Sharman
                               MOSH Holding, L.P.
                               Nine Greenway Plaza
                                   Suite 3040
                              Houston, Texas 77046
                                 (713) 655-1195
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                December 12, 2003
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(e), 13d-1(f) or 13d-1(g), check the following box [_].

         Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D


CUSIP NO. 590650107                                            Page 2 of 9 Pages

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Mosh Holding, L.P., EIN 74-3090311
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a) [X]

    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

    AF, WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e) [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Texas
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          7,147,694
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    7,147,694
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,147,694
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]
     (See Instructions)

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP NO. 590650107                                            Page 3 of 9 Pages

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Mosh Holding I, L.L.C., EIN 74-3090308
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a) [X]

    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e) [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Texas
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          7,147,694
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    7,147,694
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,147,694
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]
     (See Instructions)

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP NO. 590650107                                            Page 4 of 9 Pages

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Timothy M. Roberson
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a) [X]

    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e) [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          7,147,694
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    7,147,694
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,147,694
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]
     (See Instructions)

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP NO. 590650107                                            Page 5 of 9 Pages

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Joseph F. Langston, Jr.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a) [X]

    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e) [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          7,147,694
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    7,147,694
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,147,694
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]
     (See Instructions)

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP NO. 590650107                                            Page 6 of 9 Pages

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Charles A. Sharman
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a) [X]

    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e) [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          7,147,694
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    7,147,694
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,147,694
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]
     (See Instructions)

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

ITEM 1. SECURITY AND ISSUER.

         Item 1 to the Schedule 13D is amended to add the following:

         This Amendment No. 4 to Schedule 13D (this "STATEMENT") relates to the units of beneficial interest (the "UNITS") of Mesa Offshore Trust (the "TRUST"), created under the laws of the State of Texas.

         This Statement is being filed by and on behalf of Mosh Holding, L.P. ("MOSHLP"), a Texas limited partnership, Mosh Holding I, L.L.C. ("MOSHLLC") a Texas limited liability company, Timothy M. Roberson, Joseph F. Langston, Jr. and Charles A. Sharman. (Messrs. Roberson, Langston and Sharman, together with MOSHLP and MOSHLLC, hereinafter, the "REPORTING PERSONS").

         This Statement hereby amends the Schedule 13D filed on June 24, 2003, as amended by Amendment No. 1 to the Schedule 13D filed on September 5, 2003, Amendment No. 2 to the Schedule 13D filed on September 22, 2003 and Amendment No. 3 to the Schedule 13D filed on December 9, 2003, as follows:

ITEM 2. IDENTITY AND BACKGROUND.

         Item 2 of the Schedule 13D remains unchanged.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended to add the following:

         From December 5, 2003 until December 15, 2003, MOSHLP purchased 927,400 Units in of the Trust for an aggregate purchase price of $45,580. These Units were purchased using funds from a $120,000 loan from Texas Standard Oil Company. Additional Units may be purchased by MOSHLP using funds from this loan.

ITEM 4. PURPOSE OF THE TRANSACTION.

         Item 4 of the Schedule 13D remains unchanged.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is amended in its entirety by substituting the following:

         (a) As of the date of this Statement, the Reporting Persons beneficially owned in the aggregate 7,147,694 Units, constituting 9.9% of the outstanding Units. The percentage of Units owned is based upon 71,980,216 units of beneficial interest outstanding as of November 13, 2003 as set forth in the Trust's Quarterly Report on Form 10-Q for the period ended September 30, 2003. All of the Units beneficially owned by the Reporting Persons are held by MOSHLP.

         MOSHLLC, as the sole general partner of MOSHLP, may be deemed indirectly to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) the Units of which MOSHLP may be deemed to possess direct beneficial ownership. Each of Messrs. Roberson, Langston and Sharman, may be deemed to share beneficial ownership of the Units which MOSHLLC may beneficially own.

         (b) MOSHLP and its sole general partner, MOSHLLC, have shared power to vote or direct the vote of 7,147,694 Units and the shared power to dispose or direct the disposition of such Units. Messrs. Roberson, Langston and Sharman, as the sole members and managers of MOSHLLC, may be deemed to share the power to vote or to direct the vote and to dispose or to direct the disposition of such Units.

         (c) Information concerning transactions in the Units by the Reporting Persons from December 5, 2003 until December 15, 2003 is set forth in Exhibit 8 filed with this Statement.

         (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Units covered by this Statement.

         (e) Not applicable.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Item 6 of the Schedule 13D remains unchanged.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

         The following Exhibit is added and filed herewith:

         8. Information concerning transactions in the units of beneficial interest effected by the Reporting Persons from December 5, 2003 until December 15, 2003.

                                   SIGNATURES


         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information contained in this Statement is true, complete and correct.

Dated: December 16, 2003


                                              MOSH HOLDING, L.P.


                                              By:  MOSH HOLDING I, L.L.C.,
                                                   its General Partner

                                              By:  /s/ Timothy M. Roberson
                                                 -------------------------------
                                                   Timothy M. Roberson, Manager


                                              MOSH HOLDING I, L.L.C.


                                              By:  /s/ Timothy M. Roberson
                                                 -------------------------------
                                                   Timothy M. Roberson, Manager


                                              /s/ Timothy M. Roberson
                                              ----------------------------------
                                              Timothy M. Roberson


                                              /s/ Joseph F. Langston, Jr.
                                              ----------------------------------
                                              Joseph F. Langston, Jr.


                                              /s/ Charles A. Sharman
                                              ----------------------------------
                                              Charles A. Sharman

                                  EXHIBIT INDEX

Exhibit
Number          Description
-------         -----------
  8.            Information concerning transactions in the units of beneficial interest effected by the Reporting Persons from December 5, 2003 until December 15, 2003.